Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the inclusion of our report dated December 28, 2017 with respect to the financial statements of PFM Multi-Manager Series Trust (comprising, respectively, the PFM Multi-Manager Domestic Equity Fund, PFM Multi-Manager International Equity Fund and PFM Multi-Manager Fixed-Income Fund) as of December 21, 2017, in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No 333-220096) of PFM Multi-Manager Series Trust.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

December 28, 2017